UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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◻	Soliciting Material under §240.14a-12

ESQUIRE FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, New York 11753

(516) 535-2002

April 30, 2026

Dear Stockholder:

The Annual Meeting of Stockholders of Esquire Financial Holdings, Inc. will be held at the executive offices of Esquire Financial Holdings, Inc., located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, on May 28, 2026, at 10:00 a.m., local time. If you choose not to attend the Annual Meeting in person, stockholders can call into the following number to listen to the meeting live: 800-715-9871, conference code: 5386343.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of Esquire Financial Holdings, Inc.

The business to be conducted at the Annual Meeting consists of (i) the election of four directors, (ii) the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026, and (iii) an advisory vote on executive compensation (“Say-on-Pay”). The Board of Directors (“Board”) has determined that the matters to be considered at the Annual Meeting are in the best interest of Esquire Financial Holdings, Inc. and its stockholders. The Board unanimously recommends a vote “FOR” the election of the nominated directors; “FOR” the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026, and “FOR” an advisory vote approving the “Say-on-Pay” executive compensation resolution.

It is important that your shares be represented at the Annual Meeting. Please take a moment now to cast your vote via the Internet as described on the enclosed proxy card, or alternatively, complete, sign, date and return the proxy card in the postage-paid envelope provided so that your shares will be represented at the Annual Meeting. You may revoke your proxy at any time prior to its exercise.

On behalf of the Board, we urge you to vote your proxy as soon as possible which will assure that your vote is counted. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely, Andrew C. Sagliocca Vice Chairman, Chief Executive Officer and President

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, New York 11753

(516) 535-2002

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 28, 2026

Notice is hereby given that the Annual Meeting of Stockholders of Esquire Financial Holdings, Inc. will be held at the executive offices of Esquire Financial Holdings, Inc., located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753 on May 28, 2026, at 10:00 a.m., local time.

A Proxy Statement for the Annual Meeting is enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of three directors to serve for a term of three years and the election of one director to serve for a term of two years;
2.	the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026;
3.	an advisory vote on executive compensation (“Say-on-Pay”); and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on the date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 26, 2026 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

EACH STOCKHOLDER IS REQUESTED TO VOTE THEIR PROXY WITHOUT DELAY. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. A PROXY MAY BE REVOKED BY FILING WITH THE CORPORATE SECRETARY OF ESQUIRE FINANCIAL HOLDINGS, INC. A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE, BY INTERNET OR BY MAIL. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors
Gary Lax Senior Vice President, Chief Legal Officer and Corporate Secretary

Jericho, New York

April 30, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 2026

The Notice, Proxy Statement, Proxy Card and 2025 Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/21569.

PROXY STATEMENT

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, New York 11753

(516) 535-2002

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2026

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Esquire Financial Holdings, Inc. (“Esquire Financial” or the “Company”) to be used at the Annual Meeting of Stockholders, which will be held at the executive offices of Esquire Financial Holdings, Inc., located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753 on May 28, 2026, at 10:00 a.m., local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 30, 2026. If you choose not to attend the Annual Meeting in person, stockholders can call into the following number to listen to the meeting live: 800-715-9871, conference code: 5386343.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of Esquire Financial will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted “FOR” the election of the four director nominees named in this Proxy Statement, “FOR” the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026, and “FOR” an advisory vote approving the “Say-on-Pay” executive compensation resolution.

Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of Esquire Financial at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, delivering a later-dated proxy by internet, by mail or by attending the Annual Meeting and voting in person. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Corporate Secretary of Esquire Financial prior to the voting of such proxy. If you are a stockholder whose shares are not registered in your name, you will need appropriate documentation from your record holder to vote in person at the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Holders of record of Esquire Financial common stock, par value $0.01 per share, as of the close of business on March 26, 2026 are entitled to one vote for each share then held. As of March 26, 2026, there were 8,637,034 shares of common stock issued and outstanding and entitled to vote.

Stock Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of 5% of the shares of our common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership. The following table sets forth, as of March 26, 2026, the shares of common stock beneficially owned by our directors and executive officers, individually and as a group, and by each person who was known to us as the beneficial owner of more than 5% of the outstanding shares of common stock. The mailing address for each of our directors and executive officers is 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding
Directors, Executive Officers and Named Executive Officers
Anthony Coelho	118,177	(2)	1.4%
Todd Deutsch	76,151	(3)	*
Raymond Kelly	753	(4)	*
Robert J. Mitzman	147,679	(5)	1.7%
Rena Nigam	2,620	(6)	*
Richard T. Powers	58,233	(7)	*
Kevin C. Waterhouse	147,936	(8)	1.7%
Andrew C. Sagliocca	298,798	(9)	3.5%
Eric S. Bader	141,116	(10)	1.6%
Ari P. Kornhaber	121,739	(11)	1.4%
Michael Lacapria	31,523	(12)	*
Martin S. Korn	62,831	(13)	*
All directors and current executive officers as a group (12 persons)	1,207,556	(14)	13.9%

5% Beneficial Stockholders
Mawer Investment Management Ltd. 600, 517 - 10th Avenue SW Calgary, Alberta, Canada T2R 0A8	779,889	(15)	9.0%
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	525,653	(16)	6.1%
*	Less than 1%
(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he or she has shared or sole voting or investment power with respect to such security or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. No shares of common stock are pledged as collateral by a director or executive officer.
(2)	Includes 18,042 unvested shares of restricted stock and presently exercisable options to purchase 20,000 shares of the Company’s common stock.
(3)	Includes 6,253 unvested shares of restricted stock and presently exercisable options to purchase 3,750 shares of the Company’s common stock.
(4)	Includes 753 unvested shares of restricted stock of the Company’s common stock.
(5)	Includes 6,853 unvested shares of restricted stock of the Company’s common stock.
(6)	Includes 1,780 unvested shares of restricted stock of the Company’s common stock.
(7)	Includes 6,853 unvested shares of restricted stock of the Company’s common stock.
(8)	Includes 5,186 unvested shares of restricted stock and presently exercisable options to purchase 584 shares of the Company’s common stock.
(9)	Includes 100,473 unvested shares of restricted stock of the Company’s common stock.
(10)	Includes 49,661 unvested shares of restricted stock of the Company’s common stock.
(11)	Includes 53,958 unvested shares of restricted stock of the Company’s common stock.
(12)	Includes 10,410 unvested shares of restricted stock and presently exercisable options to purchase 10,667 shares of the Company’s common stock.
(13)	Includes 18,417 unvested shares of restricted stock and presently exercisable options to purchase 24,032 shares of the Company’s common stock.
(14)	Includes presently exercisable options and options exercisable within 60 days to purchase 59,033 shares of the Company’s common stock.
(15)	Based on a Schedule 13G filed on May 9, 2025.
(16)	Based on a Schedule 13G filed on January 29, 2024.

Quorum and Vote Required

The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD.” The ratification of the appointment of Crowe LLP as independent registered public accountants and the approval of the “Say-on-Pay” vote are determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

PROPOSAL I—ELECTION OF DIRECTORS

Our Board of Directors is comprised of eight members. Our bylaws provide that directors are divided into three classes, with one class of directors elected annually. As provided in the Board-approved Nominating Policy, persons 80 years of age or above may only be nominated for a one-year term. The Board of Directors has nominated Todd Deutsch to serve a two-year term; and Raymond Kelly, Robert J. Mitzman, and Kevin C. Waterhouse each to serve a three-year term, each until their respective successors shall have been elected and qualified. All nominees are currently directors of Esquire Financial and Esquire Bank, National Association (“Esquire Bank” or the “Bank”).

The Board of Directors recommends a vote “FOR” the election of the nominees.

The table below sets forth certain information regarding the nominees, the other current members of our Board of Directors whose term of office will continue following the Annual Meeting, and executive officers who are not directors, including the terms of office of board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to any nominee) will be voted at the Annual Meeting for the election of the proposed nominees. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may determine. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.

				Current
	Position(s) Held		Director	Term
Name	With Esquire Financial	Age (1)	Since (2)	Expires
NOMINEES

Todd Deutsch	Director	53	2015	2026
Raymond Kelly	Director	67	2025	2026
Robert J. Mitzman	Director	71	2007	2026
Kevin C. Waterhouse	Director	58	2006	2026
CONTINUING DIRECTORS

Anthony Coelho	Chairman	83	2010	2027
Richard T. Powers	Director	78	2006	2027
Andrew C. Sagliocca	Vice Chairman, Chief Executive Officer, and President	58	2008	2027
Rena Nigam	Director	52	2024	2028

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Eric S. Bader	Executive Vice President and Chief Operating Officer	49	N/A	N/A
Ari P. Kornhaber	Executive Vice President, Head of Corporate Development	54	N/A	N/A
Michael Lacapria	Senior Vice President, Chief Financial Officer	48	N/A	N/A
Martin S. Korn	Executive Vice President, Chief Technology and Operations Officer	62	N/A	N/A
(1)	As of April 1, 2026.
(2)	Includes service with Esquire Bank and Esquire Financial.

The biographies of each of the nominees, continuing board members who will constitute the Board following the Annual Meeting and executive officers are set forth below. With respect to directors and nominees, the biographies also contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director.  Each director of Esquire Financial is also a director of Esquire Bank.

Directors

Anthony Coelho, Chairman. Mr. Coelho has served as Chair of the Advisory Board for Bender Consulting Services since 2002 and was Chair and a Board Member for the American Association of People with Disabilities and the Lead Independent Director of Service Corporation International. Mr. Coelho was a prominent member of the U.S. House of Representatives from 1978 – 1989. While a member of the House of Representatives, he authored the Americans with Disabilities Act, widely recognized as one of the most important pieces of civil rights legislation in the last 40 years. Mr. Coelho’s former and current business affiliations include service on a number of corporate boards and as CEO of Wertheim Schroder Investment Services. Mr. Coelho has been a member of the Esquire Bank board of directors since 2010 and has been Chairman of the Board of Directors since August 2018. Mr. Coelho provides the Board with valuable perspective on general business oversight, as well as potential strategic initiatives.

Todd Deutsch, Director. Mr. Deutsch is a private investor and entrepreneur. Since 2012, Mr. Deutsch has managed his family office. From 2009 to 2012, Mr. Deutsch was the Portfolio Manager/Principal at Bascom Hill Partners, a wealth management services company. Prior to running his family office and Bascom Hill Partners, Mr. Deutsch spent twenty years as a trader with Goldman Sachs and various hedge funds. Mr. Deutsch has been a member of the Esquire Bank board of directors since 2015. Mr. Deutsch provides the Board with extensive financial and business experience as well as valuable insight into managing and overseeing a business.

Raymond Kelly, Director. Mr. Kelly is a retired tax professional. Until April 2025, Mr. Kelly was tax partner at RSM US LLP, where, as a certified public accountant, he was a tax services partner for more than 10 years.  Prior to joining RSM, Mr. Kelly was a tax partner at Marcum LLP, a senior vice president at North Fork Bancorporation, Inc., and a senior tax manager at KPMG. Mr. Kelly is a seasoned banker and tax professional with more than 40 years of experience in the financial services industry, providing consulting and tax services to the banking industry as well as compensation and strategic banking advice to clients.  Mr. Kelly provides the Board with a unique combination of technical expertise, leadership experience, and business acumen and makes him a key asset in providing the Board with valuable perspectives on business operations, corporate strategy, and tax-related matters.

Robert J. Mitzman, Director. Mr. Mitzman has over 40 years of experience in the worldwide specialized courier industry. In 1981, Mr. Mitzman founded the Quick Group of Companies (“Quick”), a globally renowned and award-winning organization at the forefront of revolutionizing the time-critical logistics industry. As its Chairman and Chief Executive Officer, Mr. Mitzman grew Quick into an international specialized courier company with offices around the globe to provide complex, and often life-saving, logistics solutions to companies with time and mission-critical needs in the fields of life science, pharma and biotech, aerospace, automotive, and technology. Mr. Mitzman is currently an active private investor, managing his family office and real estate holdings. Mr. Mitzman has been a member of the Board of Directors for Esquire Bank since 2007. Mr. Mitzman provides the Board with extensive executive management experience as a Chief Executive Officer with global strategic, operating, human capital, and technology experience.

Rena Nigam, Director. Ms. Nigam is the Founder and Chief Executive Officer of Meytier Inc., an AI-enabled, hiring and talent intelligence platform which works with companies across multiple business sectors. Ms. Nigam founded Meytier Inc. in 2019. Other previous executive appointments include President and Board Member of Incedo Inc. from 2015 through 2018, and Co-Founder of Aspark (acquired by Liquidhub, now a part of Capgemini) from 2011 to 2014, both focused on technology innovation. Ms. Nigam has 25 years of experience in high growth global ventures as an executive, entrepreneur, and investor across publicly traded and private companies as well as innovation in the financial services technology and payments space. Ms. Nigam has been a member of the Board of Directors for Esquire Bank since 2024. Ms. Nigam is a passionate advocate for advancing women in technology and finance and her extensive experience in the financial services industry provides the Board with unique experience and insight on the needs and challenges of the banking sector as well as Esquire Bank.

Richard T. Powers, Director. Mr. Powers served as Esquire Bank’s President and Chief Executive Officer from Esquire Bank’s pre-opening organizational stage in 2005 through 2008. Prior to joining Esquire Bank, Mr. Powers was President, U.S. Direct Services for Fiserv CBS. Mr. Powers has over 50 years of experience in all areas of the financial services industry, both banking and brokerage. He has served as President and Chief Operating Officer of Waterhouse National Bank and Executive Vice President and Chief Operations Officer of North Fork Bank, among other banking positions. Since 2009, Mr. Powers has been the owner of RT Powers & Associates, a banking and financial services consultant firm and he is recognized as an expert witness for banking technology patent infringement. Mr. Powers is a founding organizer of Esquire Bank. Mr. Powers provides the Board with important experience and insight into the financial services industry.

Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President. Mr. Sagliocca has served as CEO and President  of Esquire Bank since January 2009 and its financial holding company since inception. In 2023, Mr. Sagliocca was also appointed as Vice Chairman of the Board. Prior to his time in his current role, Mr. Sagliocca served as Esquire’s Chief Financial Officer when he joined in February 2007. Prior to joining Esquire, Mr. Sagliocca was a senior financial officer for 13 years at North Fork Bank and was formerly a manager in KPMG LLP’s Financial Services Group, specializing in financial institutions. Mr. Sagliocca has over 35 years of experience in the financial services industry. Mr. Sagliocca’s extensive experience in financial services provides the Board with a unique perspective on Esquire Bank’s business and strategic direction.

Kevin Waterhouse, Director. Mr. Waterhouse is Vice President and Investment Advisor of L.M. Waterhouse & Company, a Valhalla, New York-based registered investment advisory firm. Mr. Waterhouse has worked at L.M. Waterhouse since 2002. Mr. Waterhouse previously served as First Vice President of Operations & Product Development of Waterhouse National Bank. Mr. Waterhouse is a founding organizer of Esquire Bank. Mr. Waterhouse provides the Board with a valuable perspective on general business oversight as well as on potential strategic initiatives.

Executive Officers Who Are Not Directors

Eric S. Bader, Executive Vice President (“EVP”) and Chief Operating Officer (“COO”). Mr. Bader has served as Executive Vice President and Chief Operating Officer of the Company since 2018. Mr. Bader served as Corporate Secretary of the Company from 2008 to 2023, Chief Financial Officer from 2009 to 2018, and as the Treasurer in 2008. Prior to joining the Company, Mr. Bader held the position of Vice President at Goldman Sachs and served as a Vice President and Investment Officer at North Fork Bank. Mr. Bader has over 20 years of experience in the financial services industry.

Ari P. Kornhaber, EVP, Head of Corporate Development. Mr. Kornhaber was named Executive Vice President and Head of Corporate Development effective October 2020.  Previously, he served as Executive Vice President and Director of Sales from 2013 to 2020. Mr. Kornhaber is a former trial lawyer who represented plaintiffs in personal injury, medical malpractice and mass tort litigations. Subsequently, Mr. Kornhaber was a Founder and Senior Officer at a family of financial service companies that provided litigation financing to lawyers, law firms and their clients.

Michael Lacapria, Senior Vice President and Chief Financial Officer. Mr. Lacapria has served as Senior Vice President and Chief Financial Officer of the Company and Esquire Bank since December 2018. From October 2016 through December 2018, Mr. Lacapria served as the Chief Financial Officer of Deutsche Bank Trust Corporation and the regional finance director for Deutsche Bank’s U.S. operations. From 2014 to 2016, Mr. Lacapria served as the Controller and then a front office director in Cantor Fitzgerald’s real estate lending and investment management platforms. From 2000 to 2014, Mr. Lacapria was a member of the KPMG LLP New York financial services audit practice focused on investment and commercial banking. Mr. Lacapria has over 25 years of experience in the financial services industry.

Martin S. Korn, Executive Vice President, Chief Technology and Operations Officer. Mr. Korn was named Executive Vice President, Chief Technology and Operations Officer of the Company and the Bank effective January 2026.  From 2016 to 2025, he served as Senior Vice President and Chief Technology Officer of the Company and the Bank.  Mr. Korn has over 36 years of experience in the financial services industry, including 11 years with executive-level leadership responsibilities at OppenheimerFunds.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of Mr. Sagliocca, is an independent director, as defined under the Nasdaq listing rules. Mr. Sagliocca is not independent because he is an executive officer of Esquire Financial.

Board Leadership Structure and Risk Oversight

Our Board of Directors is chaired by Anthony Coelho, who is a non-executive director.  Andrew C. Sagliocca is our Vice Chairman, Chief Executive Officer (“CEO”) and President. Different individuals serve as our Chairman and CEO and we intend to continue to separate the Chairman and CEO positions.  We believe that our leadership structure, in which the roles of Chairman and CEO are separate, together with experienced and engaged independent directors and independent key committees, will be effective and is the optimal structure for our Company and our stockholders at this time.

The Board of Directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within the Company as well as through internal and external audits. Risks relating to the direct operations of Esquire Bank are further overseen by the Board of Directors of Esquire Bank, who are the same individuals who serve on the Board of Directors of Esquire Financial. The Board of Directors of Esquire Bank also has additional committees that conduct risk oversight separate from Esquire Financial. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.

References to our Website Address

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

Delinquent Section 16(a) Reports

Our executive officers and directors and beneficial owners of greater than 10% of the outstanding shares of common stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure if an executive officer, director or 10% beneficial owner fails to file these reports on a timely basis. Based on our review of ownership reports required to be filed for the year ended December 31, 2025, no executive officer, director or 10% beneficial owner of our shares of common stock failed to file ownership reports with the Securities and Exchange Commission on a timely basis except as follows; in one instance each, a required Form 4 was not filed on a timely basis by directors Waterhouse, Zises, Coelho, Deutsch, Mitzman, Nigam, Powers and Kelly, which was directly related to the Company’s administration of year-end 2025 stock grants.

Code of Ethics

Esquire Financial has adopted a Code of Ethics that is applicable to its senior officers, including the principal executive officer, principal financial officer, principal accounting officer and all officers performing similar functions. We have posted this Code of Ethics on our Internet website at www.esquirebank.com under the “Investor Relations” tab. Amendments to and waivers from the Code of Ethics will also be disclosed on Esquire’s website.

Insider Trading Arrangements and Policy

The Company maintains an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees and Esquire Financial itself that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq exchange listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Attendance at Annual Meetings of Stockholders

Esquire Financial does not have a written policy regarding director attendance at the annual meetings of stockholders, although directors are expected to attend these meetings absent unavoidable scheduling conflicts. Ten directors attended the Annual Meeting of Stockholders on May 29, 2025.

Communications with the Board of Directors

Any stockholder who wishes to communicate with our Board of Directors or an individual director may do so by writing to: Esquire Financial Holdings, Inc., 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, Attention: Corporate Secretary. The letter should indicate that the sender is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Communications are reviewed by the Corporate Secretary and are then distributed to the Board of Directors or the individual director, as appropriate, depending on the facts and circumstances outlined in the communications received. The Corporate Secretary may attempt to handle an inquiry directly or forward a communication for response by the director or directors to whom it is addressed. The Corporate Secretary has the authority not to forward a communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Meetings and Committees of the Board of Directors

The business of Esquire Financial is conducted at regular and special meetings of the Board of Directors and its committees. In addition, the “independent” members of the Board of Directors (as defined in the listing rules of the NASDAQ Stock Market) regularly meet in executive sessions. The standing committees of the Board of Directors of Esquire Financial are the Audit Committee, Compensation Committee, and the Corporate Governance and Nominating Committee.

The Board of Directors held nine meetings during the year ended December 31, 2025. No member of the Board of Directors of Esquire Financial or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods that he or she served).

Audit Committee. The Audit Committee is comprised of Directors Powers (Chairman), Coelho, and Deutsch, each of whom is “independent” in accordance with applicable Securities and Exchange Commission rules and Nasdaq listing rules. The Audit Committee also serves as the audit committee of the board of directors of Esquire Bank. The Board of Directors has determined that Director Powers qualifies as an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules. In addition, each Audit Committee member has the ability to analyze and evaluate our financial statements as well as an understanding of the Audit Committee’s functions.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.esquirebank.com. As more fully described in the Audit Committee Charter, the Audit Committee reviews the financial records and affairs of Esquire Financial and monitors adherence in accounting and financial reporting to accounting principles generally accepted in the United States of America. The Audit Committee of Esquire Financial met eight times during the year ended December 31, 2025.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of Directors Mitzman (Chairman), Coelho, Nigam and Waterhouse, each of whom is independent in accordance with Nasdaq listing rules. The Corporate Governance and Nominating Committee also serves as the nominating committee of the board of directors of Esquire Bank. The Corporate Governance and Nominating Committee operates under a written charter which is available on our website at www.esquirebank.com. The Corporate Governance and Nominating Committee of Esquire Financial met five times during the year ended December 31, 2025. Each of the nominees for election by the stockholders at the Annual Meeting that were approved by the Corporate Governance and Nominating Committee are directors standing for re-election.

As noted in the Corporate Governance and Nominating Committee Charter, the purpose of the committee is to assist the Board in identifying individuals to become Board members, determine the size and composition of the Board and its committees, monitor Board effectiveness and implement Corporate Governance Guidelines.

The Committee identifies nominees for the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives. If any member of the Board does not wish to continue in service, or if the Committee decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. The Board would seek to identify a candidate who at a minimum satisfies the following criteria:

●	Has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;
●	Has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;
●	Is willing to devote the necessary time to the work of the Board and its Committees, which includes being available for Board and Committee meetings;
●	Is involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its stockholders; and
●	Has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Corporate Governance and Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the Nasdaq listing rules, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.

The Corporate Governance and Nominating Committee may consider qualified candidates for director suggested by our stockholders. Stockholders can suggest qualified candidates for director by writing to our Corporate Secretary at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753. In order for the Corporate Governance and Nominating Committee to consider a candidate suggested by a stockholder, the Corporate Secretary must receive a submission not less than 90 days prior to the anniversary of the prior year’s annual meeting. The submission must include the following:

●	the name and address of the candidate, and the number of shares of Esquire Financial common stock that are owned by the candidate (and appropriate evidence if the candidate is not a holder of record);

●	the personal history, business background and experience of the nominee, including his or her material business activities and affiliations during the past five years from the date of nomination;
●	a description of any material pending legal or administrative proceedings in which the nominee is a party and any criminal indictment or conviction of such nominee by a State or Federal court;
●	a statement of the assets and liabilities of the nominee as of the end of the fiscal year for each of the five fiscal years immediately preceding the date of the nomination, as of a date not more than 90 days prior to the date of his or her nomination;
●	a notarized certification from the nominee indicating whether the nominee has been the subject of any criminal, civil or administrative judgments, consents, undertakings or orders, or any past or ongoing indictments, formal investigations, examinations, or administrative proceeding (excluding routine or customary audits, inspections and investigations) issued by any federal or state court, any department, agency, or commission of the United States Government, any state or municipality, any self-regulatory trade or professional organization or any foreign government or governmental agency, which involve: (a) commission of a felony, fraud, moral turpitude, dishonesty or breach of trust; (b) violation of securities or commodities laws or regulations; (c) violation of depository institution laws or regulations; (d) violation of housing authority laws or regulations; (e) violation of the rules, regulations, codes of professional conduct or ethics of a self-regulatory trade or professional organization; and (f) adjudication of bankruptcy or insolvency or appointment of a receiver, conservator, trustee, referee, or guardian;
●	such other information regarding the candidate as would be required to be included in Esquire Financial’s proxy statement pursuant to Securities and Exchange Commission Regulation 14A;
●	the candidate’s written consent to serve as a director; and
●	a description of all arrangements or understandings between such stockholder and the nominee.

Submissions that are received and that satisfy the above requirements are forwarded to the Corporate Governance and Nominating Committee for further review and consideration, using the same criteria to evaluate the candidate as it uses for evaluating other candidates that it considers. A nomination submitted by a stockholder for presentation at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Advance Notice of Business to be Conducted at an Annual Meeting.”

Compensation Committee. The Compensation Committee is comprised of Directors Waterhouse (Chairman), Coelho, Kelly and Mitzman, each of whom is independent in accordance with applicable Nasdaq listing rules. No member of the Compensation Committee is a current or former officer or employee of Esquire Financial or Esquire Bank. The Compensation Committee also serves as the compensation committee of the board of directors of Esquire Bank. The Compensation Committee of Esquire Financial met five times during the year ended December 31, 2025.

The Compensation Committee is responsible for establishing the compensation philosophy, developing compensation guidelines, establishing the compensation of the CEO and the other named executive officers (“NEOs”). No executive officer who is also a director participates with respect to decisions on his compensation. The Compensation Committee also oversees and administers stock-based incentive and compensation plans. The Compensation Committee may retain, at its discretion, compensation consultants to assist it in making compensation related decisions.

The Compensation Committee operates under a written charter which is available on our Internet website at https://investorrelations.esquirebank.com. This charter sets forth the responsibilities of the Compensation Committee and reflects the Compensation Committee’s commitment to create a compensation structure that not only compensates senior management but also aligns the interests of senior management with those of our stockholders.

Our goal is to determine appropriate compensation levels that will enable us to meet the following objectives:

●	to attract, retain and motivate an experienced, competent executive management team;
●	to reward the executive management team for the enhancement of stockholder value based on our annual performance and the market price of our stock;
●	to provide compensation rewards that are adequately balanced between short-term and long-term performance goals;
●	to encourage ownership of our common stock through stock-based compensation to all levels of management; and
●	to maintain compensation levels that are competitive with other financial institutions, particularly those in our peer group based on asset size and market area.

The Compensation Committee retains responsibility for all compensation determinations as to executive officers. The Compensation Committee may utilize information and benchmarks from an independent compensation consulting firm, and from other sources, to determine how executive compensation levels compare to those companies within the industry. The Compensation Committee may review published data for companies of similar size, location, financial characteristics and stage of development among other factors. Additionally, the Compensation Committee has the responsibility, authority and oversight as to employee compensation in general and as needed.

In designing the compensation program for Esquire Financial, the Committee takes into consideration methods to avoid encouraging the taking of excessive risk by executive management or by any other employees. The Committee assessed risks posed by the incentive compensation paid to executive management and other employees and determined that Esquire Financials’ compensation policies, practices and programs do not pose risks that are reasonably likely to have a material adverse effect on Esquire Financial.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the regulations of the Securities and Exchange Commission. Pursuant to such regulations, this report shall not be deemed “soliciting material,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended.

Management has the primary responsibility for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

●	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2025;
●	Discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
●	Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm their independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

The Audit Committee

Richard T. Powers (Chairman)

Anthony Coelho

Todd Deutsch

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers (each, an “NEO”) identified in the Summary Compensation Table below during 2025, including the elements of our compensation program for NEOs, material compensation decisions made under that program for 2025, and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2025 and their positions are as follows:

Executive	Title
Andrew C. Sagliocca	Vice Chairman, Chief Executive Officer and President
Michael Lacapria	Senior Vice President and Chief Financial Officer
Ari P. Kornhaber	Executive Vice President, Head of Corporate Development
Eric S. Bader	Executive Vice President and Chief Operating Officer
Martin S. Korn	Executive Vice President, Chief Technology and Operations Officer

Position Descriptions

The Company has outlined the following position descriptions and key responsibilities for our five NEOs:

●	Andrew C. Sagliocca - Vice Chairman, Chief Executive Officer and President - The primary functions of Mr. Sagliocca are to lead our Company and management team in accordance with our Capital & Strategic Plan and operating / capital budgets, as approved by the Board. The CEO’s key responsibilities include developing, recommending, and executing on our long-term strategy and vision for the Company that leads to creation of stakeholder value, developing and recommending to the Board annual Capital & Strategic Plans as well as budgets that support the Company’s long-term strategy while consistently striving to achieve the Company’s financial and operating goals and objectives.
●	Michael Lacapria - SVP and Chief Financial Officer – The primary function of Mr. Lacapria is to provide financial leadership to our Company, which includes planning and executing on strategies that ensure sustainable growth, strong risk management, robust capital and liquidity, and high-quality financial reporting. Mr. Lacapria is responsible for capital and strategic planning, budgeting, finance and accounting, taxation, financial and regulatory reporting, evaluating and implementing strategic transactions, partnering with CEO and COO in the management of investor and banking relationships, acting as the management representative to the audit committee, as well as acting as a strategic partner to all operating and administrative functions enhancing connectivity across competencies in order to allow for better decision making at the executive management, board, and related committee levels.
●	Ari P. Kornhaber – EVP and Head of Corporate Development - The primary function of Mr. Kornhaber is to establish and execute the Company’s business development strategy with a primary focus on its national litigation vertical. The responsibilities of the EVP, Head of Corporate Development include, but are not limited to: managing our overall brand image and digital marketing content creation for our national litigation vertical; establishing and managing relationships with our state and national trial associations; training and daily management of our senior regional business development officers (“BDOs”); prospecting potential law firms as future clients (with the direct assistance of our regional BDOs and national digital marketing efforts) for our litigation lending and depository products and services nationally; managing key law firm client relationships; and an extensive travel schedule associated with the above tasks. As a key component to our national litigation vertical and his above responsibilities, Mr. Kornhaber is also a keynote speaker at various state and national trial lawyer association events/conferences nationally as well as presenting via online webinars, webcasts, and podcasts.
●	Eric S. Bader - EVP and Chief Operating Officer - The primary functions of Mr. Bader span across his multiple roles. As COO, Mr. Bader is responsible for the execution of business strategies and annual budgets as approved by the Board and is tasked with overseeing the day-to-day administrative and operational functions of the Company and the associated department heads. Mr. Bader also manages the Company’s treasury function and is responsible for overall cash management, investment portfolio management, liquidity management, quarterly ALM modeling (including stress testing and back testing), and the associated risk and compliance management. Additional responsibilities include risk and compliance oversight and treasury management of the Company’s payment processing platform.
●	Martin S. Korn – EVP, Chief Technology and Operations Officer - The primary function of Mr. Korn is to lead the Company’s technology, cybersecurity, data governance, and operational infrastructure functions. Mr. Korn oversees technology strategy, systems architecture, and operational infrastructure performance supporting the Company’s law firm lending vertical and merchant acquiring business. He is also responsible for enterprise-wide service delivery, with accountability for operational resiliency, vendor oversight, and implementation of technology that supports the Company’s long-term strategic objectives.

Executive Summary

The Company continues to remain steadfast in serving two vast, complex, fragmented, and significantly underserved national markets, both the litigation and payments verticals, with tailored tech-enabled financial solutions and data that support our clients’ unique businesses and growth objectives.

Key financial performance highlights and metrics during the full year 2025 include:

●	Net income for the year ended December 31, 2025 was $50.8 million, or $5.87 per diluted share, compared to $43.7 million, or $5.14 per diluted share for the same period in 2024.
●	Returns on average assets and equity for the current year were 2.43% and 19.41%, respectively, compared to 2.57% and 20.14% for the same period of 2024.
●	Net interest income increased $21.6 million, or 21.6%, to $121.5 million, due to growth in average interest earning assets totaling $369.7 million, or 22.4%, to $2.02 billion, funded with low-cost core deposit growth from our regional new business development teams and existing relationship banking efforts.
●	Our noninterest income totaled $25.1 million, which represented 17% of our total revenue (net interest income plus noninterest income) at December 31, 2025, driven by our payment processing platform and administrative service payment (“ASP”) fee income.
●	Strong efficiency ratio of 48.6%.
●	Solid credit metrics, asset quality, and reserve coverage ratios with an allowance for credit losses to loans ratio of 1.37%, nonperforming loans totaling $8.6 million, and nonperforming loans to total assets ratio of 0.36% at December 31, 2025.

Compensation Philosophy

The Company’s ability to attract and retain talented employees and executives with skills and experience is essential to providing value to its stockholders.  The Company seeks to provide fair and competitive compensation to its employees by providing the type and amount of compensation consistent with our peers.  We also seek to drive performance through aligning our executives’ interest with stockholders with appropriate equity awards.

Compensation Governance and Best Practices.

Our compensation program is designed to retain and reward our NEOs by aligning their compensation with short-term and long-term performance.  We are committed to having strong governance standards with respect to our compensation programs, procedures, and practices. Our key compensation practices include the following:

What We Do	What We Don’t Do

● Emphasis on pay for performance	● No excessive perquisites for executive officers
● Balance short and long-term incentives	● No hedging or pledging of our stock
● Substantial majority of target total compensation is variable	● No uncapped cash or equity incentives
● Use appropriate peer group when establishing compensation	● No dividends paid on unearned or unvested equity awards
● Engage an independent compensation consultant to advise our Compensation Committee	● No guaranteed bonuses
● Focus on risk management and risk outcomes	● No repricing of stock options without shareholder approval
● Maintain stock ownership guidelines for our executives and non-employee directors	● No spring loading or back dating equity grants
● Maintain an SEC- and Nasdaq-compliant clawback policy

Compensation Processes

Role of Compensation Committee

The Compensation Committee of our Board (the “Compensation Committee”), which is comprised entirely of independent directors, is responsible for implementing, monitoring and evaluating our overall compensation philosophy and oversees the compensation program for our NEOs and non-employee directors. More specifically, our Compensation Committee is responsible for:

●	Establish, review, and modify from time to time as appropriate the overall compensation philosophy of the Company.
●	Annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation based on this evaluation.
●	Taking into account the recommendations of the CEO as to the other executive officers, administer the Company’s compensation for such executive officers, which may include approving corporate goals and objectives relevant to the executive officers’ compensation, evaluate the executive officers’ performance in light of goals and objectives, and determine and approve the compensation of the other executive officers based on this evaluation.
●	Oversee and administer the Company’s compensation and benefit plans, including the incentive and equity-based plans, and approve awards thereunder.
●	Review, evaluate and approve, in consultation with the Corporate Governance Committee as needed, the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board.
●	Review, evaluate and recommend to the full Board, the terms of employment and severance agreements/arrangements for executive management, including any change of control and indemnification provisions.
●	Have responsibility, authority and oversight as to employee compensation in general and as needed.
●	To review and approve the “Compensation Discussion and Analysis” included in the annual meeting proxy statement, if required, and to the extent required, prepare and publish a compensation committee report in the annual meeting proxy statement.
●	Report to the full Board of Directors any actions taken, and if necessary, obtain ratification or approval by the Board.
●	Review the Charter of the Compensation Committee annually; recommending any changes to the Board as needed

The Compensation Committee may, in its sole discretion, retain or obtain advice from compensation consultants, legal counsel or other advisors that the Compensation Committee believes to be necessary or appropriate. Preceding any such retention or advice, the Compensation Committee must take into consideration the applicable independence factors under Nasdaq rules.

Role of Management

In making executive compensation decisions, the Compensation Committee solicits input from management, as appropriate, with respect to individual and Company performance. The CEO provides an evaluation of executive officer performance and, in coordination with Frederic W. Cook & Co., Inc. (“FW Cook”), makes recommendations with respect to executive officer compensation (other than with respect to his own compensation).

In coordination with FW Cook, management develops and recommends short- and long-term incentive plan structure, design, performance measures, and targets, and further provides background information regarding our strategic objectives, performance evaluation process, talent management, and succession planning.

All decisions regarding executive compensation are ultimately made by the Compensation Committee. No employees were present during the discussion of their own compensation.

Role of Compensation Consultant

For 2025, the Compensation Committee engaged FW Cook as an independent compensation consultant to assist in its evaluation of the Company’s executive compensation program and provide an annual competitive evaluation of the total compensation of our executive officers, including the NEOs described in the below compensation tables. FW Cook reports directly to the Compensation Committee and does not perform any other services to the Company. FW Cook provided the Compensation Committee with executive compensation benchmarking trends and external developments and also provided input on the Company’s and Esquire Bank’s overall compensation program and monitored their short-term and long-term incentive plans for best practices and market competitiveness.

Before engaging a compensation consultant, the Compensation Committee considers the independence of the compensation consultant. The Compensation Committee concluded that FW Cook was independent and had no conflicts of interest with respect to its engagement.

Results of Stockholder Advisory Vote on Executive Compensation

At our 2025 annual meeting of shareholders, approximately 97% of votes cast supported our executive compensation program. The Committee and management reviewed our shareholders’ affirmative 2025 Say-on-Pay vote and believe it to be a strong indication of support for our executive compensation program and practices and the related decision-making by the Committee. The Committee expects to continue to consider future annual Say-on-Pay votes and investor feedback when making decisions relating to our executive compensation program, policies, and practices. We take this vote seriously and regularly engage with our top shareholders.

Compensation Peer Group

The Compensation Committee worked with FW Cook to construct a peer group of comparable banking companies with assets at the time of selection generally between $450 million and $4.2 billion and payment processing companies with revenue at the time of selection generally between $25 million and $250 million that have similar needs for executive talent. The Compensation Committee reviews the peer group annually for continued appropriateness. Each year, the Compensation Committee reviews the compensation of executives in the peer group as a source of information when benchmarking executive pay and Board compensation.

The 2025 peer group was as follows:

Cantaloupe, Inc.	Meridian Corporation
Cass Information Systems, Inc.	Metropolitan Bank Holding Corp.
Coastal Financial Corporation	Northeast Bank
Community West Bancshares	Provident Bancorp, Inc.
First Business Financial Services, Inc. Medallion Financial Corp.	Richmond Mutual Bancorporation, Inc.

Although the decisions regarding executive compensation levels are guided by the information provided from the peer group data, the Compensation Committee does not commit to setting our executive pay levels at any particular percentile of the peer group and also takes into account the prevailing economic environment, individual performance, experience, the current financial condition of the Company and applicable succession and retention considerations.

Executive Compensation Program Elements

The Compensation Committee, with the assistance of our compensation consultant, when engaged, has incorporated the following elements into the compensation program to meet the documented compensation philosophy:

●	Cash based salary and employment benefits that are competitive with our peers;
●	Cash based bonuses, directly linking pay to both Company and individual performance;
●	An equity plan designed to align the executives’ interest with the Company’s stockholders in achieving long-term performance; and
●	Limited perquisites based on demonstrated business purpose.

The Compensation Committee and the Board weigh a variety of different factors in their deliberations, both company-wide and individually-based performance objectives are used in determining the compensation of the CEO and other NEOs.  Company-wide performance objectives emphasize earnings, profitability, asset quality, return on assets, return on equity, and growth, which are customarily used by similarly-situated financial institutions in measuring performance.  Individually-based performance objectives include non-quantitative factors considered by the Compensation Committee and the Board such as general management oversight of the Company, the productivity of employees and execution of Esquire Bank’s Strategic Plan.

The chart below summarizes the various elements of our executive compensation program and their purpose. Further detail on each of these compensation elements is provided in the sections that follow.

Element	Base Salary	Annual Cash Incentives	Long-Term Equity Incentives
Form of Payment	Cash	Cash	50% Restricted Stock Awards ("RSAs")	50% Performance Share Units ("PSUs")
Vesting Length	--	--	Vest over 5 years with 1/3 vesting after years 3, 4, and 5	Vest entirely after 3 years (2-year performance period)
Performance Period	--	1 Year	--	2 Years
Performance Metrics	--	ROAA (18.75%)		ROAA (50%)
		Diluted EPS (18.75%)		Diluted EPS Growth (50%)
Non-Performing Assets to Total Assets Ratio (18.75%)
Internal Risk Rating (18.75%)
Strategic Goals (25%)

2025 Compensation Program

Base Salary

Base salary is a fixed portion of compensation based on the responsibilities of the position, experience level and individual performance.

The following table shows the annual base salary in effect during 2025 for our NEOs:

Name	2025 Base Salary ($)
Andrew C. Sagliocca	825,000
Michael Lacapria	435,000
Ari P. Kornhaber	625,000
Eric S. Bader	625,000
Martin S. Korn	540,000

Annual Incentive Plan (“AIP”)

In 2025, the Compensation Committee approved the AIP for our executive officers, including our NEOs, which is based on performance against a scorecard of pre-established financial targets and strategic priorities approved by the Compensation Committee each year.

Individual executives’ 2025 AIP targets are expressed as a percentage of base salary for each NEO, as shown in the table below:

Name	2025 Target Bonus (% of Base Salary)
Andrew C. Sagliocca	115.0%
Michael Lacapria	33.5%
Ari P. Kornhaber	90.0%
Eric S. Bader	72.5%
Martin S. Korn (1)	—
(1)	Mr. Korn does not participate in the AIP.

Performance against corporate financial targets accounts for 75% of the scorecard, while performance against strategic priorities accounts for 25% of the scorecard and actual annual incentive payouts will range from 0% to 150% based on annual performance, following the certification of annual incentive scorecard metrics. Annual incentives will not be earned unless pre-determined performance goal thresholds are achieved over the annual period.

The four equally weighted corporate financial metrics used for the 2025 AIP were: Return on Average Assets (ROAA), Diluted EPS, Non-Performing Assets to Total Assets Ratio, and Internal Risk Rating.

The remaining 25% of the scorecard was based on performance goals. The Strategic performance objectives include non-quantitative factors considered by the Compensation Committee and the Board such as general management oversight of the Company, the productivity of employees and execution of Esquire Bank’s Strategic Plan.

The following table describes performance metrics and weightings of the AIP and details about performance metric achievement based on 2025 performance:

Metric	Weight	Threshold Performance (50% Payout)	Target Performance (100% Payout)	Maximum Performance (150% Payout)	Actual Performance	Metric Achievement	Weighted Achievement
Return on Avg Assets (ROAA)	18.75%	2.23%	2.35%	2.47%	2.43%	133.3%	25%
Diluted EPS	18.75%	$5.18	$5.45	$5.72	$5.87	150.0%	28%
Non-Performing Assets to Total Assets Ratio	18.75%	0.99%	0.90%	0.81%	0.36%	150.0%	28%
Internal Risk Rating (1)	18.75%					150.0%	28%
Strategic Goals (2)	25.00%					100.0%	25%
Total	100.00%						134%

(1)	The Internal Risk Rating goals are being excluded as such information is competitively sensitive and not otherwise disclosed by the Company.
(2)	Strategic performance objectives include non-quantitative factors considered by the Compensation Committee and the Board such as general management oversight of the Company, the productivity of employees and execution of Esquire Bank’s Strategic Plan.

As a result, the Compensation Committee determined payout for 2025 performance at 134%. The payments made to the NEOs under the AIP for 2025 are set forth in the table below:

			2025 AIP Payments
Name	2025 Base Salary ($)	2025 Target Bonus (% of Base Salary)	2025 Target Bonus ($)	Actual Payout as a % of Target	Actual Payout ($)
Andrew C. Sagliocca	825,000	115.0%	948,750	134%	1,275,000
Michael Lacapria	435,000	33.5%	145,725	134%	196,000
Ari P. Kornhaber	625,000	90.0%	562,500	134%	756,000
Eric S. Bader	625,000	72.5%	453,125	134%	609,000
Martin S. Korn (1)	540,000	—	—	—	—
(1)	Mr. Korn does not participate in the AIP, and instead is eligible for an annual discretionary bonus, in which the payout is determined by the Compensation Committee. For 2025, the Compensation Committee approved a bonus payout of $340,000 to Mr. Korn.

Long-Term Incentive Plan (“LTIP”):

For 2025, the Compensation Committee approved changes to Esquire’s LTIP, which provides an opportunity for our executive officers, including our NEOs, to be granted a balanced mix of performance share units (PSUs - 50% of total long-term incentive grant value) and restricted stock awards (RSAs - 50% of total long-term incentive grant value). The timing of LTIP grants under the new LTIP program has shifted from December to January to allow the Company to assess full year performance before awarding LTI opportunities and to further align with common market practice.

Restricted Stock Awards. The annual RSAs granted in 2025 will vest over a five-year period in three equally weighted annual installments beginning on the third anniversary of the grant date, subject to the executive’s continued service through the applicable vesting date.

Performance Share Units. The annual PSUs granted in 2025 provide the opportunity to earn and vest in a number of PSUs, based on the Company’s attainment of two equally weighted metrics, ROAA and Diluted EPS growth. Performance is measured against pre-established financial targets over a two-year performance period and PSUs will vest on the three-year anniversary from the date of grant. Actual performance share unit payouts will range from 0% to 150% following the certification of performance results. The PSUs will not be earned unless pre-determined performance goal thresholds are achieved over the performance period.

Employment Agreements

The Company and Bank have jointly entered into an employment agreement, dated October 1, 2015, with Andrew C. Sagliocca, our Vice Chairman, CEO and President, with an initial term of three years, and have also entered into employment agreements with Eric S. Bader, our EVP and COO, and with Ari Kornhaber, our EVP and Head of Corporate Development, each dated October 1, 2015 and each with an initial term of two years. The agreements provide for daily automatic extensions, unless the executives’ are provided with written notice of the discontinuance of such automatic extensions, in which event the agreement shall expire at the end of 36 months (24 months with respect to Mr. Bader’s and Kornhaber’s agreement) following the date of the non-extension notice. Under the employment agreements, the 2025 base salary for Messrs. Sagliocca, Bader, and Kornhaber is $825,000 $625,000 and $625,000, respectively. The base salaries are reviewed at least annually and may be increased but not decreased. In addition to the base salary, each agreement provides that the executive will receive all benefits provided to full-time employees of the Company or Bank. Further, if equity awards are granted in any calendar year under any Company equity compensation plan, the employment agreements provide that the executives shall receive the following: Mr. Sagliocca will receive an award equal to no less than the greater of  (i) 12.5% of the total number of such type of awards granted during such calendar year under such equity plans, or (ii) 50% of the total number of such type of awards granted during such calendar year to the Company’s Executive Chairman under all such plans; and Mr. Bader and Mr. Kornhaber will each receive an award equal to no less than 50% of the total number of such awards granted to the CEO. Messrs. Bader and Kornhaber have voluntarily waived this provision of their respective employment agreements for 2025. Additionally, under the agreements, the executives will receive monthly automobile allowances and a life insurance policy in an amount equal to at least three (3) times, in the case of Mr. Sagliocca, and two (2) times, in the case of Messrs. Bader and Kornhaber, of the executive’s average (i) base salary and (ii) bonus payable under the bonus plan for the prior two full calendar years.

The Company and Bank have jointly entered into an employment agreement, dated March 25, 2021, with Martin S. Korn, our EVP, Chief Technology and Operations Officer, with an initial term of one year.  The agreement provides for daily automatic extensions, unless Mr. Korn is provided with written notice of the discontinuance of such automatic extension, in which event the agreement shall expire at the end of 12 months following the date of the non-extension notice. Under the employment agreements, the 2025 base salary for Mr. Korn is $540,000. The base salary is reviewed at least annually and may be increased but not decreased. In addition to the base salary, the agreement provides that Mr. Korn will receive all benefits provided to full-time employees of the Company or Bank.  Additionally, under the agreement, Mr. Korn will receive monthly automobile allowances and a life insurance policy in an amount equal to Mr. Korn’s average (i) base salary and (ii) bonus payable under the bonus plan for the prior full calendar year.

The agreements permit the Company or Bank to terminate the executive’s employment for cause (as defined in the agreement) at any time. In the event we choose to terminate an executive’s employment  for reasons other than for cause, his death or disability or his retirement (as defined in the agreement), or in the event of the executive’s resignation from the Company or Bank for “good reason” upon (a) failure to be reappointed to his current office, (b) a material change in his functions, duties or responsibilities, (c) the relocation of the executive’s principal place of employment by more than 30 miles, (d) a determination not to renew the term of the agreement, or (e) a breach of the agreement by the Company or Bank, then in any such event, the executive, would be entitled to receive a cash severance payment. The cash severance payment would be an amount equal to (A) the greater of: (i) his base salary payable during the remaining term of the agreement or (ii) 100% of his base salary as of the termination date, plus (B) the dollar amount of his bonus paid to the executive for the most recently completed calendar year multiplied by the greater of  (i) the number of full and partial years in the remaining term of the agreement or (ii) one (1). In addition, each executive would be entitled to continue to receive for a period of eighteen (18) months (twelve (12) months in the case of Mr. Korn) (the “COBRA period”) continuing medical and dental insurance coverage provided to former employees of the Company or Bank at no cost to the executive. Each executive also will be entitled to a lump sum cash payment payable within 30 days following his termination equal to the sum of the estimated cost of medical and dental coverage from the last day of the COBRA period through the remaining term of the agreement plus the expense of converting his Company-paid life insurance to an individual life insurance policy.

In the event that after the occurrence of a change in control, one of the executive’s employment is (i) involuntarily terminated within 24 months (other than for Cause), (ii) terminated by him for good reason within 24 months, or (iii) terminated by him for any reason (other than good reason) within 12 months, then the Company or Bank will pay him a cash payment equal to 2.99 times of his average annual compensation in the case of Mr. Sagliocca (two (2) times in the case of Messrs. Bader and Kornhaber) over the five most recently completed calendar years. In the case of Mr. Korn, the Company or Bank will pay him a cash payment equal to his highest annual compensation plus the highest annual bonus paid to Mr. Korn with respect to any of the three completed calendar years preceding the change in control. Such payment will be made to him within 30 days following his termination of employment. In addition, each executive will be entitled to the same continuation of health care coverage provided in the immediately preceding paragraph, as well as the cash lump sum payment to equal to the estimated cost of his and his family’s medical and dental coverage from the last day of the COBRA period through the remaining term of the agreement plus the expense of converting his Company-paid life insurance to an individual life insurance policy. If the payment and benefits payable to an executive following a change in control would result in an excess parachute and excise taxes payable by the executive, the Company and or Esquire Bank will promptly pay or reimburse the executive for such taxes, as well as any other federal, state or local taxes that result from the Company’s or Bank’s payment of such taxes.

In exchange for Esquire Bank’s and Company’s promises under the employment agreements, each executive agrees that in the event of his termination under the employment agreement, other than due to disability or a change in control, for a period of one year following such termination he will not compete with, or solicit employees or customers, suppliers vendors of the Company or Esquire Bank to terminate, reduce, limit or change their business relationship with the Company or Esquire Bank, and further will not disclose confidential information or disparage the Company or Bank.

Retirement Savings, Health and Welfare Benefits

The retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and maintaining a committed workforce. Participation in these programs is not tied to performance. Our specific contribution levels to these are adjusted annually to maintain a competitive position while considering costs.

We currently provide a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made.

Our executives are also eligible to participate in our broad-based health and welfare plans (including medical, dental, vision, life insurance and disability plans) on the same terms and conditions as other employees.

Executive Benefits and Perquisites

We generally do not provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Policies and Practices Related to the Grant of Certain Equity Awards

Since 2016, we generally have not granted stock options or similar awards as part of our equity compensation programs. When stock options or similar awards are granted to NEOs, our policy is to not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and not time the public release of such information based on stock option grant dates. In addition, it is our policy to not grant stock options or similar awards at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to restricted stock awards or other types of equity awards that do not include an exercise price related to the market price of our common stock on the date of grant.

Clawback Policy

In accordance with the Nasdaq and SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company has adopted the Esquire Financial Holdings, Inc. Clawback Policy (“Clawback Policy”). Under the Clawback Policy, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Company will recoup any erroneously awarded incentive-based compensation received during the three completed fiscal years immediately preceding such restatement from the Company’s current and former executive officers, provided that such individuals served as executive officers at any time during the applicable performance period. A copy of our Clawback Policy was included by reference as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Prohibitions on Hedging and Pledging

The Company’s Insider Trading Policy includes an anti-hedging policy, which prohibits directors, officers and other employees from engaging in or effecting any transaction designed to hedge or offset declines in the market value of the Company’s securities. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Company common stock would affect the value of the shares of Company common stock owned by an officer, director or other employee is prohibited. Cashless exercises of employee stock options are not deemed short sales and are not prohibited.

Risk Management and Tax Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Our Compensation Committee may approve compensation that will not be fully-deductible in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

Pursuant to rules and regulations of the SEC, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Esquire Financial specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

Our Compensation Committee has reviewed and discussed with management the CD&A provided above. Based on its review and discussions, the Compensation Committee recommended to the board of directors that the CD&A be included in this proxy statement and our Annual Report on Form 10-K for 2025.

The Compensation Committee

Kevin C. Waterhouse (Chairman)

Anthony Coelho

Raymond Kelly

Robert J. Mitzman

Summary Compensation Table.  The table below summarizes for the years ended December 31, 2025, 2024 and 2023 the total compensation paid to or earned by our CEO and President, our Chief Financial Officer and our three other most highly compensated officers. Each individual listed in the table below is referred to as a NEO.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)	Total ($)
Andrew C. Sagliocca	2025	825,000	—	1,501,283	(1)	—		1,275,000	(3)	167,771	3,769,054
Vice Chairman, Chief Executive	2024	725,000	—	—	(6)	—		1,010,000	(5)	106,533	1,841,533	(6)
Officer and President	2023	700,000	1,000,000	1,304,640	(4)	—		—		72,260	3,076,900
Michael Lacapria (8)	2025	435,000	—	157,539	(1)	—		196,000	(3)	15,387	803,926	(5)
Senior Vice President
and Chief Financial Officer
Ari P. Kornhaber	2025	625,000	—	953,352	(1)	—		756,000	(3)	122,443	2,456,795
Executive Vice President,	2024	600,000	—	—	(6)	—		654,000	(5)	91,853	1,345,853	(6)
Head of Corporate Development	2023	575,000	650,000	724,800	(4)	—		—		68,716	2,018,516
Eric S. Bader	2025	625,000	—	751,764	(1)	—		609,000	(3)	123,068	2,108,832
Executive Vice President	2024	600,000	—	—	(6)	—		527,000	(5)	81,456	1,208,456	(6)
and Chief Operating Officer	2023	575,000	500,000	652,320	(4)	—		—		63,026	1,790,346
Martin S. Korn (8)	2025	540,000	340,000	265,575	(1)	80,000	(7)	—		106,361	1,331,936
Executive Vice President, Chief
Technology & Operations Officer
(1)	These amounts represent restricted stock awards and performance share units granted to the NEOs in the first quarter of 2025, in recognition of 2024 performance. The per share fair value of each restricted stock awarded, computed in accordance with ASC 718, are based on the Company’s stock price on the date of grant, which was $87.42. The per share fair value of each restricted stock unit was $85.32 on the date of grant. The amounts were calculated assuming that performance conditions were satisfied at the target level.
(2)	For 2025, the amounts set forth in the All Other Compensation column from the table above include the following items:

Name	Dividends on Stock ($)	Medical ($)	Life Insurance ($)	401(k)($)	Auto ($)	Other ($)(9)	Total
Andrew C. Sagliocca	66,411	59,489	28,363	—	12,000	1,508	167,771
Michael Lacapria	4,110	—	—	10,488	—	789	15,387
Ari P. Kornhaber	33,207	59,489	—	15,967	12,000	1,780	122,443
Eric S. Bader	33,207	59,489	1,518	15,020	12,000	1,834	123,068
Martin S. Korn	12,332	59,489	6,481	14,225	12,000	1,834	106,361
(3)	Cash bonus under Esquire Financial Holdings, Inc.’s Annual Incentive Plan paid in 2026 for service in 2025.
(4)	These amounts represent restricted stock awards granted to the named executive officers in December 2023, in recognition of 2023 performance. The per share fair value of each share of restricted stock awarded was $48.32 on the date of the grant.
(5)	Cash bonus under Esquire Financial Holdings, Inc.’s Annual Incentive Plan paid in 2025 for service in 2024.
(6)	In the first quarter of 2025, following the Compensation Committee’s review of the Company’s year-end financial and non-financial results, the NEOs were granted restricted stock awards and performance stock units, in recognition of 2024 performance in the following amounts Mr. Sagliocca $1,501,283, Mr. Kornhaber $953,352 and Mr. Bader $751,764.
(7)	This amount represents an option award granted to Mr. Korn with an exercise price equal to the Company’s stock price on the date of grant, which was $106.23.
(8)	Messrs. Lacapria and Korn were named executive officers for the first time for the year ended December 31, 2025.
(9)	The amounts in this column represent dental, vision, and disability benefits.

Grants of Plan-Based Awards

		Estimated Possible Future Payouts		Estimated Possible Future Payouts			All Other Stock Awards:
		Under Non-Equity Incentive Plan Awards (1)		Under Equity Incentive Plan Awards (2)			Number of Shares of	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#) (3)	Stock Awards ($) (4)
Andrew C. Sagliocca		474,375	948,750
	1/30/2025						8,691	759,767
	2/7/2025			4,346	8,691	13,037		741,516
Michael Lacapria		72,863	145,725
	1/30/2025						912	79,727
	2/7/2025			456	912	1,368		77,812
Ari P. Kornhaber		281,250	562,500
	1/30/2025						5,519	482,471
	2/7/2025			2,760	5,519	8,279		470,881
Eric S. Bader		226,563	453,125
	1/30/2025						4,352	380,451
	2/7/2025			2,176	4,352	6,528		371,313
Martin S. Korn
	12/10/2025						2,500	265,575
(1)	These columns illustrate the possible payouts for each Named Executive Officer under the Annual Incentive Compensation Plan. See “Summary Compensation” and “Compensation Discussion and Analysis - Annual Incentives” of the document for the actual payouts made in 2025. There is no maximum for non-equity incentive plan awards.
(2)	The number of 2025 performance-based restricted stock units actually received and the vesting of those units will depend on the satisfaction of certain performance criteria over a two-year performance period. Dividends are not paid on the performance-based restricted stock units until vest date based on the number of units that actually vest. The unvested units granted are not eligible for voting. See "Compensation Discussion and Analysis - Long-Term Incentives - 2025 Equity Grants" for further discussion.
(3)	The 2025 service-based restricted stock awards vest in three equal annual installments beginning on the third anniversary of the date of grant.
(4)	Reflects the aggregate grant date fair value for service-based restricted stock awards granted on January 30, 2025, utilizing $87.42 per share, which equals the Company’s closing stock price on the date of the grant and, for the performance-based restricted stock units granted on February 7, 2025, assuming performance conditions are satisfied at the target level.

Outstanding Equity Awards at Fiscal Year End

The following table shows stock option awards and PSUs outstanding for each of our NEOs as of December 31, 2025.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units That Have Not Vested (1)($)
Andrew C. Sagliocca	9/1/2016	29,250	—	12.50	9/1/2026	12/16/2020	(2)	11,334	1,156,861	—	—
						12/9/2021	(3)	20,300	2,072,021	—	—
						12/19/2022	(4)	25,000	2,551,750	—	—
						12/15/2023	(5)	27,000	2,755,890	—	—
						1/30/2025	(6)	8,691	887,090	—	—
						1/30/2025	(7)	—	—	8,691	887,090
Michael Lacapria	12/10/2018	1,500	—	24.90	12/10/2028	12/16/2020	(2)	667	68,081	—	—
	12/16/2020	2,500	—	20.85	12/16/2030	12/9/2021	(3)	1,667	170,151	—	—
	12/9/2021	2,500	—	31.04	12/9/2031	12/19/2022	(4)	2,500	255,175	—	—
	12/19/2022	2,500	—	42.30	12/19/2032	12/15/2023	(5)	3,500	357,245	—	—
	12/15/2023	1,667	833	48.32	12/15/2033	1/30/2025	(6)	912	93,088	—	—
						1/30/2025	(7)	—	—	912	93,088
Ari P. Kornhaber	5/2/2016	7,500	—	12.50	5/2/2026	12/16/2020	(2)	5,667	578,431	—	—
	9/1/2016	11,125	—	12.50	9/1/2026	12/9/2021	(3)	10,150	1,036,011	—	—
						12/19/2022	(4)	12,500	1,275,875	—	—
						12/15/2023	(5)	15,000	1,531,050	—	—
						1/30/2025	(6)	5,519	563,324	—	—
						1/30/2025	(7)	—	—	5,519	563,324
Eric S. Bader	9/1/2016	14,125	—	12.50	9/1/2026	12/16/2020	(2)	5,667	578,431	—	—
						12/9/2021	(3)	10,150	1,036,011	—	—
						12/19/2022	(4)	12,500	1,275,875	—	—
						12/15/2023	(5)	13,500	1,377,945	—	—
						1/30/2025	(6)	4,352	444,209	—	—
						1/30/2025	(7)	—	—	4,352	444,209
Martin S. Korn	9/1/2016	5,000	—	12.50	9/1/2026	12/16/2020	(2)	2,167	221,186	—	—
	1/23/2018	5,000	—	19.25	12/10/2028	12/9/2021	(3)	3,000	306,210	—	—
	12/16/2020	6,500	—	20.85	12/16/2030	12/19/2022	(4)	4,000	408,280	—	—
	12/9/2021	5,000	—	31.04	12/9/2031	12/15/2023	(5)	4,000	408,280	—	—
	12/19/2022	4,000	—	42.30	12/19/2032	12/3/2024	(8)	2,750	280,693	—	—
	12/15/2023	2,666	1,334	48.32	12/15/2033	12/10/2025	(9)	2,500	255,175	—	—
	12/3/2024	866	1,734	77.92	12/3/2034
	12/10/2025		2,000	106.23	12/10/2035
(1)	Amounts shown are based on the fair market value of Esquire Financial common stock on December 31, 2025 of $102.07.
(2)	Shares vest over six years, one third in each year commencing on December 16, 2024.
(3)	Shares vest over six years, one third in each year commencing on December 9, 2025.
(4)	Shares vest over six years, one third in each year commencing on December 19, 2026.
(5)	Shares vest over six years, one third in each year commencing on December 15, 2027.
(6)	Shares vest over five years, one third in each year commencing on January 30, 2028.
(7)	Share payouts of PSUs will be earned based on the Company’s performance with respect to two equally weighted metrics, return on average assets and diluted earnings per share growth. Performance is measured against pre-established financial targets over a two-year performance period and will cliff-vest on the three-year anniversary from the date of grant on January 30, 2028.
(8)	Shares vest over five years, one third in each year commencing on December 3, 2027.
(9)	Shares vest over five years, one third in each year commencing on December 10, 2028.

Stock Options Exercised and Stock Vesting Table

The following table shows information for the NEOs concerning the exercise of stock options and the vesting of restricted stock awards during the year ended December 31, 2025.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Andrew C. Sagliocca	24,646	2,051,460	32,317	3,425,835
Michael Lacapria	—	—	2,000	211,414
Ari P. Kornhaber	15,297	1,273,320	16,159	1,712,971
Eric S. Bader	12,748	1,061,100	16,159	1,712,971
Martin S. Korn	—	—	6,001	637,277
(1)	The amounts shown under Stock Awards include the portion of prior year restricted stock awards that vested during 2025.
(2)	“Value Realized on Exercise” is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date multiplied by the number of the options exercised.
(3)	“Value Realized on Vesting” is based on the closing price of Esquire Common Stock on the date of vesting.

Potential Payments Upon Termination of Employment or Change of Control

The tables below set forth for each of the NEOs the amount of the severance payments and benefits and the accelerated vesting of equity awards that the NEOs would have been entitled to upon various change in control and termination of employment events as described above, assuming that a change in control and/or termination of employment occurred on December 31, 2025.

Name	Termination Scenario	Cash Severance ($)	Accelerated Vesting of Equity Awards ($)(1)	Health and Welfare Benefits ($)(2)	Total ($)
Andrew C. Sagliocca	Involuntary Termination without Cause or for Good Reason	6,515,000	—	222,081	6,737,081
	Voluntary Termination without Good Reason (3)	480,462	—	—	480,462
	Involuntary or Good Reason Termination Following a Change in Control (4)	7,787,189	10,310,703	222,081	18,319,973
	Disability	825,000	10,310,703	74,027	11,209,730
	Death	—	10,310,703	—	10,310,703
Michael Lacapria	Involuntary Termination without Cause or for Good Reason	—	—	—	—
	Voluntary Termination without Good Reason	—	—	—	—
	Involuntary or Good Reason Termination Following a Change in Control	—	1,036,827	—	1,036,827
	Disability	—	1,036,827	—	1,036,827
	Death	—	1,036,827	—	1,036,827
Ari P. Kornhaber	Involuntary Termination without Cause or for Good Reason	3,212,000	—	148,054	3,360,054
	Voluntary Termination without Good Reason (3)	322,305	—	—	322,305
	Involuntary or Good Reason Termination Following a Change in Control (4)	3,149,900	5,548,015	148,054	8,845,969
	Disability	625,000	5,548,015	74,027	6,247,042
	Death	—	5,548,015	—	5,548,015
Eric S. Bader	Involuntary Termination without Cause or for Good Reason	2,831,000	—	148,054	2,979,054
	Voluntary Termination without Good Reason (3)	274,680	—	—	274,680
	Involuntary or Good Reason Termination Following a Change in Control (4)	3,118,698	5,156,678	148,054	8,423,430
	Disability	625,000	5,156,678	74,027	5,855,705
	Death	—	5,156,678	—	5,156,678
Martin S. Korn	Involuntary Termination without Cause or for Good Reason	880,000	—	74,027	954,027
	Voluntary Termination without Good Reason (3)	151,575	—	—	151,575
	Involuntary or Good Reason Termination Following a Change in Control (5)	880,000	1,879,823	74,027	2,833,850
	Disability	540,000	1,879,823	74,027	2,493,850
	Death	—	1,879,823	—	1,879,823
(1)

This amount represents the value of unvested restricted stock awards and performance stock units that become fully vested upon certain events, including death, disability and a termination without cause or a termination for good reason following a change in control of the Company, and is based on the fair market value of the Company’s common stock on December 31, 2025, which was $102.07.

(2)

This amount includes the estimated cost for continued medical and dental insurance coverage.  Additionally, Messrs. Sagliocca, Kornhaber and Bader are entitled to an amount equal to the cost of converting their Company-paid life insurance to an individual life insurance policy.

(3)

This amount is contingent upon Messrs. Sagliocca, Kornhaber, Bader or Korn providing 30-days’ notice of their intent to voluntarily terminate employment to the Company and/or Bank, and the Company and/or Bank electing to extend the executive’s employment for ninety (90) days.

(4)

If any payments or benefits provided to Messrs. Sagliocca, Kornhaber or Bader in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, the Company and/or the Bank will promptly pay or reimburse executive for such taxes, as well as any other federal, state or local taxes that result from the Company or Bank’s payment of such taxes.  The amounts set forth in this table do not include the amount of any tax gross-up.

(5)

If any payments or benefits provided to Mr. Korn in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.  The amounts set forth in this table do not reflect this calculation.

Chief Executive Officer – Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information.

For 2025:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $173,214 and

●	The annual total compensation of Mr. Sagliocca, our CEO was $3,769,054.

Based on this information, the ratio for 2025 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 22 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

●	The median employee was identified for 2025 based on the employee population on December 31, 2025, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date.

●	To identify the median employee of our population (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2025.

●	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

●	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $173,214.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

Incentive Compensation Plans

2019 Equity Incentive Plan. On May 30, 2019, the stockholders of the Company approved its 2019 Equity Incentive Plan. The 2019 Equity Incentive Plan authorizes the issuance of up to 300,000 shares of the Company’s common stock pursuant to grants of restricted stock, restricted stock units, stock options, including incentive stock options and non-qualified stock options, any of which may vest based either on the passage of time or achievement of performance, or a combination of each, to officers, employees, directors and service providers of the Company and Esquire Bank. No more than 200,000 shares may be granted as restricted stock awards and restricted stock units. As of April 1, 2026, options to purchase 84,567 shares of common stock have been granted (and are outstanding) to officers, directors, and others, and 200,000 shares of restricted stock have been granted to directors and officers. Substantially all shares have been granted under the 2019 Equity Incentive Plan.

Unless otherwise provided in an award agreement, in the event of a participant’s termination of service for any reason other than disability, death or termination for cause, then (i) any stock options will be exercisable only as to those awards that were immediately exercisable at the date of termination, and may be exercised only for a period of three months following termination, and (ii) any restricted stock awards and restricted stock units that have not vested as of the date of termination of service will expire and be forfeited.

In the event of termination for cause, all stock options granted that have not been exercised and all restricted stock awards and restricted stock units that have not vested will expire and be forfeited. Unless otherwise provided in an award agreement, upon termination of service due to death or disability, or upon an involuntary termination of employment following a change in control, all stock options will be exercisable as to all shares subject to an outstanding award, whether or not then exercisable, and restricted stock awards and restricted stock units will become fully vested at the date of termination of service. Stock options may be exercised for a period of one year following such termination of service. Under the Internal Revenue Code of 1986, as amended (“Code”), no stock option shall be eligible for treatment as an incentive stock option in the event such option is exercised more than one year following termination of service due to disability, and in order to obtain incentive stock option treatment by heirs or devisees of the stock option holder, the stock option holder’s death must have occurred while employed or within three months of termination of service.

2021 Equity Incentive Plan. On May 27, 2021, the stockholders of the Company approved its 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan authorizes the issuance of up to 400,000 shares of the Company’s common stock pursuant to grants of restricted stock, restricted stock units, stock options, including incentive stock options and non-qualified stock options, any of which may vest based either on the passage of time or achievement of performance, or a combination of each, to officers, employees, directors and service providers of the Company and Esquire Bank. No more than 300,000 shares may be granted as restricted stock awards and restricted stock units. As of April 1, 2026, options to purchase 87,506 shares of common stock have been granted (and are outstanding) to officers, directors, and others, 291,184 shares of restricted stock have been granted to directors and officers. Substantially all shares have been granted under the 2021 Equity Incentive Plan.

Unless otherwise provided in an award agreement, in the event of a participant’s termination of service for any reason other than disability, death or termination for cause, then (i) any stock options will be exercisable only as to those awards that were immediately exercisable at the date of termination, and may be exercised only for a period of three months following termination, and (ii) any restricted stock awards and restricted stock units that have not vested as of the date of termination of service will expire and be forfeited.

In the event of termination for cause, all stock options granted that have not been exercised and all restricted stock awards and restricted stock units that have not vested will expire and be forfeited. Unless otherwise provided in an award agreement, upon termination of service due to death or disability or upon an involuntary termination of employment following a change in control, all stock options will be exercisable as to all shares subject to an outstanding award, whether or not then exercisable, and restricted stock awards and restricted stock units will become fully vested at the date of termination of service. Stock options may be exercised for a period of one year following such termination of service. Under the Code, no stock option shall be eligible for treatment as an incentive stock option in the event such option is exercised more than one year following termination of service due to disability, and in order to obtain incentive stock option treatment by heirs or devisees of the stock option holder, the stock option holder’s death must have occurred while employed or within three months of termination of service.

2024 Equity Incentive Plan. On May 30, 2024, the stockholders of the Company approved its 2024 Equity Incentive Plan. The 2024 Equity Incentive Plan authorizes the issuance of up to 500,000 shares of the Company’s common stock pursuant to grants of  stock options, restricted stock and restricted stock units, of which: (i) no more than 500,000 shares may be granted as stock options, and (ii) no more than 400,000 shares may be granted as restricted stock awards and restricted stock units, except as set forth in the following sentence.  If restricted stock or restricted stock units are granted in excess of the 400,000 limit, for each such share of restricted stock or restricted stock unit so granted, the remaining shares available for grant from the share reserve shall be reduced by three (3) for each one (1) share of restricted stock or restricted stock unit that is granted in excess of such limit.  As of April 1, 2026, options to purchase 45,546 shares of common stock have been granted (and are outstanding) to officers, directors, and others, 75,712 shares of restricted stock and 37,400 shares of restricted stock units have been granted to directors and officers, and 343,868 shares remain available for grant under the 2024 Equity Incentive Plan (assuming performance-based awards are earned at target).

Unless otherwise provided in an award agreement, in the event of a participant’s termination of service for any reason other than disability, death or termination for cause, then (i) any stock options will be exercisable only as to those awards that were immediately exercisable at the date of termination, and may be exercised only for a period of three months following termination, and (ii) any restricted stock awards and restricted stock units that have not vested as of the date of termination of service will expire and be forfeited.

In the event of termination for cause, all stock options granted that have not been exercised and all restricted stock awards and restricted stock units that have not vested will expire and be forfeited. Unless otherwise provided in an award agreement, upon termination of service due to death or disability or upon an involuntary termination of employment following a change in control, all stock options will be exercisable as to all shares subject to an outstanding award, whether or not then exercisable, and restricted stock awards and restricted stock units will become fully vested at the date of termination of service. Stock options may be exercised for a period of one year following such termination of service. Under the Code, no stock option shall be eligible for treatment as an incentive stock option in the event such option is exercised more than one year following termination of service due to disability, and in order to obtain incentive stock option treatment by heirs or devisees of the stock option holder, the stock option holder’s death must have occurred while employed or within three months of termination of service.

These equity plans are overseen and administered by the Compensation Committee, which has authority to make grants under the plan and to determine the types of awards and the number of shares of stock subject to any award, in its discretion. The Compensation Committee has full and exclusive power within the limitations set forth in the plans to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; and interpreting and otherwise construing the plans.

Pay Versus Performance

Pay Versus Performance Table. In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following information regarding the relationship between executive compensation for our principal executive officer (“PEO”) and Non-PEO Named Executive Officers (“Non-PEO NEOs”) and our financial performance for each of the past five years. The table below summarizes compensation values reported in our Summary Compensation Table, as well as adjusted values required for the 2021, 2022, 2023, 2024 and 2025 calendar years.

				Average
	Summary		Average Summary	Compensation	Value of Initial Fixed $100
	Compensation	Compensation	Compensation Table	Actually Paid	Investment based on:
	Table Total	Actually Paid	for Non-PEO	to Non-PEO		Peer Group	Net	Diluted
Year	for PEO(1) ($)	to PEO(2)($)	NEOs (3) ($)	NEOs(4) ($)	TSR ($)	TSR ($)	Income ($)	EPS ($)
2025	3,769,054	6,982,361	1,675,372	2,716,890	532	168	50,821,757	5.87
2024	1,841,533	6,198,456	1,277,154	3,477,786	414	130	43,657,527	5.14
2023	3,076,900	4,065,937	1,904,431	2,400,180	260	98	41,010,649	4.91
2022	2,533,985	4,168,117	1,505,643	2,322,709	225	103	28,518,378	3.47
2021	2,244,563	3,645,142	1,332,946	2,033,235	164	135	17,925,228	2.26
(1)	The PEO for each year presented was Andrew C. Sagliocca.
(2)	These amounts represent the exclusions and inclusions of certain amounts for the PEO as set forth in the table below.
(3)	The Non-PEO NEOs for 2025 were Michael Lacapria, Ari P. Kornhaber, Eric S. Bader and Martin S. Korn. The Non-PEO NEOs for 2021, 2022, 2023, and 2024 were Ari P. Kornhaber and Eric S. Bader.
(4)	These amounts represent the exclusions and inclusions of certain amounts for the Non-PEO NEOs as set forth in the table below.

Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

	Summary
	Compensation			Compensation
	Table Total	Exclusion of Stock	Inclusion of Equity	Actually Paid
Year	for PEO ($)	Awards for PEO ($)	Awards for PEO ($)	to PEO ($)
2025	3,769,054	1,501,283	4,714,590	6,982,361
2024	1,841,533	—	4,356,923	6,198,456
2023	3,076,900	1,304,640	2,293,677	4,065,937
2022	2,533,985	1,057,500	2,691,632	4,168,117
2021	2,244,563	945,168	2,345,747	3,645,142

				Average
	Average Summary			Compensation
	Compensation Table	Average Exclusion of	Average Inclusion of	Actually Paid
	for Non-PEO	Stock Awards for	Equity Awards for	to Non-PEO
Year	NEOs ($)	Non-PEO NEOs ($)	Non-PEO NEOs ($)	NEOs ($)
2025	1,675,372	552,058	1,593,576	2,716,890
2024	1,277,154	—	2,200,632	3,477,786
2023	1,904,431	688,560	1,184,309	2,400,180
2022	1,505,643	528,750	1,345,816	2,322,709
2021	1,332,946	472,584	1,172,873	2,033,235

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

	Year-End Fair		Change in Fair
	Value of Equity	Change in Fair	Value from Last
	Awards Granted	Value from Last	Day of Prior Year
	During Year That	Day of Prior Year	to Vesting Date of
	Remained	to Last Day of	Unvested Equity
	Unvested as of	Year of Unvested	Awards that	Total - Inclusion of
	Last Day of Year	Equity Awards for	Vested During	Equity Values for
Year	for PEO ($)	PEO ($)	Year for PEO ($)	PEO ($)
2025	1,774,181	2,083,775	856,634	4,714,590
2024	—	3,425,192	931,731	4,356,923
2023	1,348,920	844,984	99,773	2,293,677
2022	1,081,500	1,492,932	117,200	2,691,632
2021	959,175	1,386,572	—	2,345,747

	Average Year-End Fair		Average Change in Fair
	Value of Equity	Average Change in Fair	Value from Last
	Awards Granted	Value from Last	Day of Prior Year
	During Year That	Day of Prior Year	to Vesting Date of
	Remained	to Last Day of	Unvested Equity	Total - Average
	Unvested as of	Year of Unvested	Awards that	Inclusion of
	Last Day of Year	Equity Awards	Vested During	Equity Values
	for Non-PEO	for Non-PEO	Year for Non-PEO	for Non-PEO
Year	NEOs ($)	NEOs ($)	NEOs ($)	NEOs ($)
2025	634,104	692,154	267,318	1,593,576
2024	—	1,734,766	465,866	2,200,632
2023	711,930	422,495	49,884	1,184,309
2022	540,750	746,466	58,600	1,345,816
2021	479,588	693,285	—	1,172,873

Relationship Between Compensation Actually Paid and Performance Measures

We believe the tables above demonstrate the alignment between the compensation actually paid to our NEOs and the Company’s performance measures.

The following charts provide the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s total TSR, net income, and earnings per share over the five most recently completed fiscal years, and the KBW Bank Index TSR over the same period.

Director Compensation

The following table sets forth for the year ended December 31, 2025 certain information as to total compensation paid to non-employee directors. Mr. Sagliocca did not receive any additional compensation for service on our Board or Esquire Bank’s Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (3)	Option Awards ($)(2)	Total ($)
Anthony Coelho	198,500	195,038	—	393,538
Todd Deutsch	63,000	79,991	—	142,991
Raymond Kelly	68,000	79,991	—	147,991
Joseph Melohn (4)	78,000	79,991	—	157,991
Robert J. Mitzman	75,750	79,991	—	155,741
Rena Nigam	68,750	79,991	—	148,741
Richard T. Powers	95,750	79,991	—	175,741
Kevin C. Waterhouse	71,500	79,991	—	151,491
Selig Zises (5)	80,000	79,991	—	159,991

(1)	These amounts represent restricted stock awards granted to certain directors in December 2025. The stock awards were granted on December 10, 2025 at a per share fair value of $106.23 as determined under ASC Topic 718.
(2)	At December 31, 2025, Directors Coelho, Deutsch, Kelly, Melohn, Mitzman, Nigam, Powers, Waterhouse and Zises held 20,000, 3,750, 0, 0, 0, 0, 1,500, 584, and 0 outstanding stock options, respectively.
(3)	At December 31, 2025, Directors Coelho, Deutsch, Kelly, Melohn, Mitzman, Nigam, Powers, Waterhouse and Zises held 18,042 6,253, 753, 4,436, 6,853, 1,780, 6,853, 5,186, and 6,853 unvested restricted stock awards, respectively.
(4)	Mr. Melohn resigned from the Board on January 28, 2026.
(5)	Mr. Zises resigned from the Board on March 31, 2026.

Director Fees

In 2025, for each calendar year of service on the Board, each non-employee director receives an annual cash retainer of $50,000. Additional retainers are as follows:

●	Audit Committee Chair: an additional cash retainer of $15,000
●	Compensation Committee Chair: an additional cash retainer of $12,000
●	Nominating and Corporate Governance Committee Chair: an additional cash retainer of $10,000
●	Loan Committee Chair: an additional cash retainer of $30,000
●	Strategic Committee Chair: an additional cash retainer of $12,000
●	Technology Committee Chair: an additional cash retainer of $10,000
●	Audit Committee Member: an additional cash retainer of $6,500
●	Loan Committee Member: an additional cash retainer of $13,000
●	Committee Member: an additional cash retainer of $5,000 (for Compensation, Nominating and Corporate Governance, Strategic, and Technology Committees)
●	Non-Executive Board Chair: an additional annual cash retainer of $125,000 and a $115,047 restricted stock award

In addition, each non-employee director annually receives equity compensation in the form of a restricted stock award valued at $79,991, as described in the above table.

The Board’s stock ownership guidelines for non-employee directors require each director, within a five-year period after joining the Board, to own or control Esquire Financial Holdings, Inc. common stock equal to three times their cash retainer.

Transactions With Certain Related Persons

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company or Esquire Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Esquire Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by Esquire Bank to its executive officers, directors, principal stockholders and their related interests).

Under applicable Securities and Exchange Commission and NASDAQ listing rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, greater than five percent stockholders and the immediate family members of these persons. Related party transactions will be referred for approval or ratification to our Corporate Governance and Nominating Committee. In determining whether to approve a related party transaction, this Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Banking Relationships

We have engaged, and expect to engage in the future, in banking transactions in the ordinary course of business with directors, officers, principal stockholders and their associates and/or immediate family members, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to us and that do not involve more than the normal risk of collectability or present other unfavorable features.

At December 31, 2025, the aggregate amount of extensions of credit to our directors, executive officers, principal stockholders and their associates totaled $0. At December 31, 2025, unfunded commitments totaled $0. Since April 29, 2021, as a matter of policy, Esquire Bank ceased making new loans and extensions of credit available to its insiders of Esquire Bank and their related interests.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the years ended December 31, 2025 and 2024 was Crowe LLP. The Audit Committee of Esquire Financial has approved the engagement of Crowe LLP to be our independent registered public accounting firm for the year ending December 31, 2026, subject to the ratification of the engagement by our stockholders. A representative of Crowe LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Even if the engagement of Crowe LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Esquire Financial and its stockholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe LLP during the years ended December 31, 2025 and 2024.

	Year Ended December 31, 2025 ($)	Year Ended December 31, 2024 ($)
Audit Fees	468,562	486,250
Audit-Related Fees	37,000	104,082
Tax Fees	—	—
All Other Fees	—	—

Audit Fees.  The aggregate fees billed to us for professional services rendered for the audit of our annual consolidated financial statements and services that are normally provided in connection with our engagement were $468,562 and $486,250 during the years ended December 31, 2025 and 2024, respectively.

Audit Related Fees.  During the year ended December 31, 2025, audit-related fees of $37,000 were billed for services related to the Company’s 401(k) Plan. During the year ended December 31, 2024, audit-related fees of $104,082 were billed for services related to the Company’s securities registrations.

Tax Fees.  There were no fees billed to us for professional services rendered for tax preparation, tax consultation and tax compliance during the years ended December 31, 2025 and 2024, respectively.

All Other Fees.  There were no other fees billed during the years ended December 31, 2025 and 2024, respectively.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All fees described above were approved as part of our engagement of Crowe LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

PROPOSAL III—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our overall executive compensation program, as described in this Proxy Statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our stockholders. Our stockholders have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Voting and Effect of Vote

This advisory vote, commonly referred to as a “Say-on-Pay” advisory vote, is advisory and it will not be binding upon the Board. In the event this non-binding proposal is not approved by our stockholders, then such a vote will neither be construed as overruling a decision by our Board or our Compensation Committee, nor create or imply any additional fiduciary duty by our Board or our Compensation Committee. Notwithstanding the foregoing, the Board of Directors and the Compensation Committee will consider the non-binding vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

Board Recommendation

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure regarding NEO compensation in this Proxy Statement. We believe that going forward, our compensation policies and procedures will continue to be centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure that they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Stockholders are encouraged to carefully review the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program. Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders “FOR” the following resolution approving the compensation of our executives:

RESOLVED, that the stockholders of Esquire Financial Holdings, Inc. hereby approve the compensation of our Named Executive Officers pursuant to Item 402 of Regulation S-K, as described in the Compensation Discussion and Analysis, the executive compensation tables and narrative discussion contained in the Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SAY-ON-PAY EXECUTIVE COMPENSATION RESOLUTION.

STOCKHOLDER PROPOSALS

Pursuant to Securities and Exchange Commission Rule 14a-8, in order to be eligible for inclusion in the proxy materials provided to stockholders in connection with an annual meeting, a stockholder proposal to take action at such meeting must be received at least one hundred and twenty (120) days prior to the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, in order to be eligible for inclusion in the proxy materials for our 2027 Annual Meeting of Stockholders, a stockholder proposal must be received at the Company’s executive offices, 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, no later than December 31, 2026. If the date of the Annual Meeting is changed by more than 30 days from the anniversary of the previous year’s meeting, any stockholder proposal must be received at a reasonable time before we print or mail proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Under SEC Rule 14a-19, a stockholder intending to engage in a director election contest with respect to the Company’s annual meeting of stockholders to be held in 2027 must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting. This deadline is March 29, 2027.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

The Company’s bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before the 2027 Annual Meeting, a stockholder must give written notice to the Corporate Secretary at least 90 days prior to the date of the proxy statement relating to the preceding year’s Annual Meeting, or within 10 days of the first public announcement of the annual meeting if the annual meeting is advanced or delayed by more than 30 days from the date of the preceding year’s annual meeting. The Company’s bylaws require that the notice must include, among other things, the stockholder’s name, record address, and number of stocks owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In accordance with the foregoing, in order for a proposal or a nomination to be brought before the annual meeting of stockholders to be held following the year ending December 31, 2026, notice must be provided to the Corporate Secretary by January 30, 2027. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters that come before the meeting but did not comply with the advance notice bylaw provisions. Nothing in this paragraph shall be deemed to require the Company to include in its annual meeting proxy statement under Securities and Exchange Commission Rule 14a-8 any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received, as described in the preceding paragraph.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that the Board of Directors, as holders of the proxies, will act as determined by a majority vote.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation. Esquire Financial has retained Laurel Hill Advisory Group, LLC to assist it in soliciting proxies, and has agreed to pay Laurel Hill Advisory Group, LLC a fee of $7,000 plus reasonable expenses for these services. Our 2025 Annual Report on Form 10-K has been made available to all stockholders of record as of March 26, 2026. Any stockholder may obtain a copy of the 2025 Annual Report on Form 10-K through our website, by calling us or writing us at the address below.

Investor Relations
Esquire Financial Holdings, Inc.
100 Jericho Quadrangle, Suite 100
Jericho, New York 11753
Phone: (516) 535-2002
www.esquirebank.com

BY ORDER OF THE BOARD OF DIRECTORS
Gary Lax Senior Vice President, Chief Legal Officer and Corporate Secretary

Jericho, New York

April 30, 2026

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 ESQUIRE FINANCIAL HOLDINGS, INC. Proxy for Annual Meeting of Stockholders on May 28, 2026 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Andrew C. Sagliocca and Eric S. Bader, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Esquire Financial Holdings, Inc., to be held May 28, 2026, at 10:00 AM, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 1.1

ANNUAL MEETING OF STOCKHOLDERS OF ESQUIRE FINANCIAL HOLDINGS, INC. May 28, 2026 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, 2025 Annual Report to Stockholders and proxy card are available at www.astproxyportal.com/ast/21569 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20430300000000001000 1 052826 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access. 1. Election of Directors: O Todd Deutsch 2 Year Term O Raymond Kelly 3 Year Term O Robert Mitzman 3 Year Term O Kevin Waterhouse 3 Year Term 2. RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026. 3. AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. FOR AGAINST ABSTAIN

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20430300000000001000 1 052826 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, 2025 Annual Report to Stockholders and proxy card are available at www.astproxyportal.com/ast/21569 ANNUAL MEETING OF STOCKHOLDERS OF ESQUIRE FINANCIAL HOLDINGS, INC. May 28, 2026 1. Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: 2. RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026. 3. AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. O Todd Deutsch 2 Year Term O Raymond Kelly 3 Year Term O Robert Mitzman 3 Year Term O Kevin Waterhouse 3 Year Term